EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of PAVmed Inc. on Form S-8 of our report dated April 14, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of PAVmed Inc. as of December 31, 2019 and for the year ended December 31, 2019 appearing in the Annual Report on Form 10-K of PAVmed, Inc. for the year ended December 31, 2019.

/s/ MARCUM, LLP

New York, New York
September 1, 2020